As filed with the Securities and Exchange Commission on March 28, 2007
Registration No. 333-139738

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
TUTOGEN MEDICAL, INC.

(Name of small business issuer in its charter)

Florida	5047 — 8731	59-3100165

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
13709 Progress Boulevard, Alachua, Florida 32615
Telephone: (386) 462-0402

(Address and telephone number of principal executive offices)
13709 Progress Boulevard, Alachua, Florida 32615

(Address and principal place of business or intended principal place of business)
Guy Mayer, President
13709 Progress Boulevard
Alachua, Florida 32615
Telephone: (386) 462-0402

(Name, address and telephone number of agent for service)
Copy of Communications to:
Williams Schifino Mangione & Steady, P.A.
Attn: William J. Schifino, Sr., Esq.
One Tampa City Center, Suite 3200, Tampa, Florida 33602
Telephone: (813) 221-2626
Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per unit(2)	offering price	registration fee(2)
Common Stock	582,524 shs.(3)	$7.15	$4,165,047	$446
	175,000 shs.(4)	$7.15	$1,251,250	$134
Total	757,524 shs.		$5,416,297	$580

(1)	An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)	Estimated for the sole purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended and based upon the closing price of our common stock on December 21, 2006, as reported on the American Stock Exchange.

(3)	Represents shares issuable upon conversion of a subordinated convertible debenture. In accordance with the terms of the debenture, the number of shares included herein was determined assuming: (i) conversion of the entire $3,000,000 principal amount under the convertible debenture at a conversion price of $5.15 per share.

(4)	Represents shares issuable upon exercise of warrants.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Officers and Directors.
The Registrant’s by-laws provide as follows:
“To the fullest extent permitted by law, the corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or other type of proceeding (other than an action by or in the right of the corporation), whether civil, criminal, administrative, investigative or otherwise, and whether formal or informal, by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against judgments, amounts paid in settlement, penalties, fines (including an excise tax assessed with respect to any employee benefit plan) and expenses (including attorneys’ fees, paralegals’ fees and court costs) actually and reasonably incurred in connection with any such action, suit or other proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any such action, suit or other proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner that such person reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.”
Item 25. Other Expenses of Issuance and Distribution
     The following table sets forth the itemized and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling shareholder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$580
Printing and engraving expenses	5,000
Accounting fees and expenses	55,000
Legal fees and expenses	50,000
Miscellaneous	10,000

Total	$120,580
Item 26. Recent Sales of Unregistered Securities
     On June 30, 2006, the Company issued to Azimuth Opportunity, Ltd. a $3.0 million subordinated convertible debenture and a warrant for the purchase of up to 175,000 shares of common stock for gross proceeds of $3.0 million.
     Pursuant to the terms of the securities purchase agreement, the debenture was sold at a face value of $3.0 million and the warrants are exercisable at a price of $5.15 per share at any time at the election of the holder until the earlier of the third anniversary of the date of issuance or upon a change in control of the Company.
     The debenture, which bears interest at the rate of five percent (5%) per year (payable quarterly in arrears), is due upon the earlier of twelve (12) months from the date of issuance or upon a change in control of the Company, and is convertible into common stock at a price of $5.15 per share at any time at the election of the holder. The debenture is unsecured and ranks junior to all of the Company’s existing indebtedness and senior to any additional indebtedness.

     The Company relied upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder.
Item 27. Exhibits and Financial Statement Schedules
(a)Exhibit

Number	Description

3.1(a)	Certificate of Incorporation (b)

3.1(b)	Articles of Amendment increasing number of authorized shares of capital stock (c)

3.1(c)	Articles of Amendment effecting a reverse stock split (c)

3.2	Amended and Restated Bylaws (a)

4.1	See Exhibits 3.1 and 3.2 for the provisions of the Articles of Incorporation and Bylaws of the Company that define the rights of holders of the Company’s common stock

5.1	Opinion of Counsel (a)

10.4	1996 Incentive and Non-Statutory Option Plan (e)

10.5	2006 Incentive and Non-Statutory Option Plan (f)

10.8	Employment Agreement of Guy L. Mayer, dated December 6, 2004 (g)

10.9	Registration Rights Agreement dated June 30, 2006, by and between Tutogen Medical, Inc. and Azimuth Opportunity, Ltd. (h)

10.10	Five percent (5%) Subordinated Convertible Debenture of Tutogen Medical, Inc. dated June 30, 2006 in an aggregate principal amount of $3,000,000 issued to Azimuth Opportunity, Ltd. (h)

10.11	Common stock Purchase Warrant dated June 30, 2006 issued to Azimuth Opportunity, Ltd. for the purchase of up to 175,000 shares of the common stock of Tutogen Medical, Inc. (h)

10.11(a)	Addendum to Common Stock Purchase Warrant filed as Exhibit 10.11(a).

10.12	Securities Purchase Agreement dated June 30, 006 by and between Tutogen Medical, Inc. and Azimuth Opportunity, Ltd. (h)

10.13	Shareholders’ Rights Agreement (i)

10.14	Copy of Distribution Agreement between Tutogen Medical, Inc. and Zimmer Dental, Inc. (a)(j)

10.15	Copy of Distribution Agreement between Tutogen Medical, Inc. and Zimmer Spine, Inc. (a)(j)

10.16	Copy of Assignment Agreement between Centerpulse France S.A.S., ZimmerGmbH, and Tutogen Medical GmbH, effective July 12, 2005. (a)

21.1	Subsidiaries of the Registrant: Tutogen Medical GMbH — Germany — wholly owned

23.1	Consent of Independent Registered Public Accounting Firm (a)

23.2	Consent of Counsel (See Exhibit 5.1) (a)

(a)	Filed as part of this Registration Statement.

(b)	Filed as Exhibit to Company’s Registration Statement on Form 20-F effective October 2, 1987.

(c)	Filed as an Exhibit to the Company’s Form 10-K for the year ended September 30, 1997.

(d)	Filed as Exhibit to Form 8-K Report August 16, 2006.

(e)	Filed as Exhibit to Form S-8 filed October 31, 1996.

(f)	Filed as Exhibit to Proxy Statement filed in connection with the Company’s 2006 annual meeting of shareholders.

(g)	Filed as Exhibit to Form 10-K Report for year ended September 30, 2005.

(h)	Filed as Exhibit to Form 8-K Report July 6, 2006.

(i)	Filed as Exhibit to Form 8-K Report July 17, 2002.

(j)	Portions of this Exhibit have been omitted pursuant to Rule 406, are filed separately with the SEC, and are subject to a confidential treatment request.
(b) Financial Statement Schedules
Schedule II Valuation and Qualifying Accounts — Previously filed.
All other Schedules are omitted because they are not required, or are not applicable, or the information is included in the consolidated financial statements or the notes thereto.
Item 28. Undertakings
The undersigned company hereby undertakes that it will:
     (1) file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:
(a) any prospectus required by Section 10(a)(3) of the Securities Act;
(b) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and,
(c) any additional or changed material information on the plan of distribution;
     (2) for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and,
     (3) remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) each prospectus filed pursuant to Rule 424(b) of this chapter, as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our Company pursuant to the foregoing provisions, or otherwise, our Company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by our Company of expenses incurred or paid by a director, officer or controlling person of our Company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our Company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

SIGNATURES
     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Alachua, State of Florida, on March 27, 2007.

TUTOGEN MEDICAL, INC.
By:	/s/ Guy L. Mayer
Guy L. Mayer
Chief Executive Officer

By:	/s/ L. Robert Johnston
L. Robert Johnston, Jr.
Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Guy L. Mayer Guy L. Mayer	Director	March 27, 2007

/s/ G. Russell Cleveland G. Russell Cleveland	Director	March 27, 2007

Roy D. Crowninshield, Ph.D.	Director

Neal B. Freeman	Director

/s/ J. Harold Helderman Dr. J. Harold Helderman	Director	March 26, 2007

/s/ Udo Henseler Udo Henseler, Ph.D.	Director	March 27, 2007

/s/ Adrian J. R. Smith Adrian J. R. Smith	Director	March 27, 2007

/s/ Carlton E. Turner Carlton E. Turner, Ph.D.	Director	March 27, 2007